EXHIBIT 10.5


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                              EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement") is made by and between Atlantic Coast Bank (the "Bank"), and Robert J. Larison, Jr. ("Executive") this 12th day of May, 2010 and is effective as of such date (the "Effective Date"). References herein to the "Company" mean Atlantic Coast Federal Corporation, which owns 100% of the common stock of the Bank. The Company is a signatory to this Agreement for the sole purpose of guaranteeing the Bank's performance hereunder.

     WHEREAS, the Executive and the Bank are a party to an employment agreement dated December 11, 2009, and this Agreement supersedes such prior agreement and all obligations of the parties under such prior agreement shall become null and void after the Effective Date of this Agreement; and

     WHEREAS, Executive is serving as President and Chief Executive Officer of the Bank and the Bank wishes to assure itself of the services of Executive as an officer of the Bank for the period provided in this Agreement; and

     WHEREAS, in order to induce Executive to remain in the employ of the Bank and to provide further incentive for Executive to achieve the financial and performance objectives of the Bank, the parties desire to enter into this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions hereinafter provided, the parties hereby agree as follows:

1.   POSITION AND RESPONSIBILITIES.

     During the term of this Agreement, Executive shall serve as President and Chief Executive Officer of the Bank. Executive shall be responsible for the overall management of the Bank, and shall be responsible for establishing the business objectives, policies and strategic plan of the Bank, in conjunction with the Board of Directors of the Bank (the "Board"). Executive also shall be responsible for providing leadership and direction to all departments or divisions of the Bank, and shall be the primary contact between the Board and the staff. As Chief Executive Officer, Executive shall directly report to the Board. Executive also shall be nominated as a member of the Board, subject to election by members or shareholders of the Bank, as the case may be. Executive also agrees to serve, if elected, as an officer and director of any affiliate of the Bank.

2.   TERM AND DUTIES.

     (a) Three Year Contract; Annual Renewal. The term of Executive's employment under this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of three (3) years. Commencing on the first anniversary date of this Agreement (the "Anniversary Date") and continuing on each Anniversary Date thereafter, the term of this Agreement shall renew for an additional year such that the remaining term of this Agreement is always three
(3) years provided, however, that in order for the Agreement to renew, the disinterested members of the Board of Directors of the Bank (the "Board") must take the following actions prior to each non-renewal notice period (as described


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in the next  sentence):  (i) at least  sixty (60) days prior to the  Anniversary
Date, conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend the Agreement; and (ii) affirmatively approve the renewal or non-renewal of the Agreement, which decision shall be included in the minutes of the Board's meeting. If the decision of such disinterested members of the Board is not to renew the Agreement, then the Board shall provide the Executive with a written notice of non-renewal ("Non-Renewal Notice") at least thirty (30) days and not more than sixty (60) days prior to any Anniversary Date, such that this Agreement shall terminate at the end of twenty-four (24) months following such Anniversary Date.

     (b) Termination of Agreement. Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Bank may terminate Executive's employment with the Bank at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.

     (c) Continued Employment Following Expiration of Term. Nothing in this Agreement shall mandate or prohibit a continuation of Executive's employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and Executive may mutually agree.

     (d) Duties; Membership on Other Boards. During the term of this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Board, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Bank; provided, however, that, with the prior approval of the Board, as evidenced by a resolution of the Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in the Board's judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive's duties pursuant to this Agreement. Executive shall provide the Board of Directors annually for its approval a list of organizations for which the Executive acts as a director or officer.

3.   COMPENSATION, BENEFITS AND REIMBURSEMENT.

     (a) Base Salary. In consideration of Executive's performance of the duties set forth in Section 2, the Bank shall provide Executive the compensation specified in this Agreement. The Bank shall pay Executive a salary of $250,000. The Base Salary shall be payable biweekly, or with such other frequency as officers of the Bank are generally paid. During the term of this Agreement, the Base Salary shall be reviewed at least annually by the Board or by a committee designated by the Board no later than August 1st, and the Bank may increase, but not decrease (except for a decrease that is generally applicable to all employees) Executive's Base Salary. Any increase in Base Salary shall become "Base Salary" for purposes of this Agreement.

     (b) Bonus and Incentive Compensation. Executive shall be entitled to incentive compensation and bonuses as provided in any plan or arrangement of the Bank in which Executive is eligible to participate or as agreed to by the Bank and the Executive. Nothing paid to Executive under any such plan or arrangement


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will be  deemed  to be in lieu of  other  compensation  to  which  Executive  is entitled under this Agreement. Subject to the terms of the relevant plan documents, payments of bonuses and incentive compensation are dependent on the Board's review of Executive's performance for the relevant period and shall be paid at the Board's discretion.

     (c) Employee Benefits and Perquisites. The Bank shall provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or from which he was deriving benefit immediately prior to the commencement of the term of this Agreement, including:

          (i) the Bank's payment of premiums for life insurance on Executive's life on the same basis as for all employees of the Bank and including $50,000 of accidental death and dismemberment coverage, where Executive has the right to designate the beneficiary(ies) of such policies;

          (ii) the Deferred Compensation Plan dated March 9, 1995 between Executive and Atlantic Coast Federal Credit union (the predecessor to the Bank) and the Supplemental Retirement Agreement ("SERP") dated November 1, 2002, restated as of January 1, 2005 and restated as of December 11, 2009 between Executive and the Bank;

          (iii) the Bank's payment of premiums for a long term disability insurance policy providing for long term disability benefits on the same basis as provided for all employees of the Bank;

          (iv) the Bank's payment to Executive of $5,000 per year for an individual retirement account contribution;

          (v) the Bank's reimbursement of out-of-pocket expenses of up to $2,500 on January 1st and July 1st each year for health insurance for Executive and his dependents, plus reimbursement of out-of-pocket expenses for an annual physical examination for Executive at the Mayo Clinic or such other facility as Executive may determine;

          (vi) the Bank's reimbursement of up to $750 each month to Executive as a car allowance (provided, however, that the Bank shall not reimburse Executive for costs associated with such automobile, except for travel which is business related, which shall be reimbursed at the Bank's established mileage rates); and

          (vii) the Bank's reimbursement of up to $5,000 (net after taxes) for Executive's membership in a country club of Executive's choosing; provided, however, that such reimbursement shall not continue after termination of Executive's employment with the Bank.

     The Bank shall not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites that would adversely affect Executive's rights or benefits thereunder, except as to any changes that are applicable to all participating employees or as reasonably or customarily available. Without limiting the generality of the foregoing provisions of this
Section 3(c),  Executive will be entitled to participate in or receive  benefits


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under any  employee  benefit  plans  including,  but not limited to,  retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives, including any stock benefit plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

     (d) Paid Time Off. Executive shall be entitled to paid vacation time each year during the term of this Agreement (measured on a fiscal or calendar year basis, in accordance with the Bank's usual practices), as well as sick leave, holidays and other paid absences in accordance with the Bank's policies and procedures for senior executives. Any unused paid time off during an annual period shall be cumulative if not used.

     (e) Expense Reimbursements. During the term of this Agreement, the Bank shall pay or reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such organizations and associations as Executive and the Board shall mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require. In addition, Executive shall be reimbursed for expenses in the amount of the Internal Revenue Service per diem rate for each day Executive spends at the Bank's Jacksonville office up to a maximum of twenty (20) days per month.

4.   PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

     (a) Upon the occurrence of an Event of Termination (as herein defined) during the term of this Agreement, the provisions of this Section 4 shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following:

          (i) the involuntary termination by the Bank of Executive's full-time employment hereunder for any reason other than a termination due to "Disability" or death, as set forth in Section 6; or a termination upon "Retirement," as defined in Section 7 or a termination for "Cause," as defined in Section 8; and

          (ii) Executive's voluntary resignation from the Bank's employ within two years after any of the following, unless consented to by Executive (where any vote by Executive in performance of his duties as a member of the Board in favor of such action shall constitute express consent of Executive to such action):

               (A) failure to appoint  Executive  to the  position  set forth in
Section 1, or a material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and responsibilities described in Section 1, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement by the Bank); provided, however, that a failure to re-elect Executive to the Board shall not constitute an Event of Termination under this Agreement and any change to Executive's duties as an officer or director of any affiliate does not constitute an Event of Termination under this Agreement;


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               (B) a relocation of Executive's  principal place of employment to a location that is more than 50 miles from either Waycross, Georgia or Jacksonville, Florida;

               (C) a material reduction in the benefits and perquisites, including Base Salary, to Executive from those being provided as of the Effective Date (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to officers or employees of the Bank) or;

               (D) a material breach of this Agreement by the Bank.

     Upon the occurrence of any event described in clause (ii) above ("Good Reason"), Executive shall have the right to elect to terminate his employment under this Agreement by resignation within two years after the initial occurrence of such condition upon not less than 30 days prior written notice given within a reasonable period of time (not to exceed, 90 days) after the initial event giving rise to the right to elect; provided, however, that the Bank shall be given at least 30 days to remedy the condition before the Executive terminates employment. Such voluntary termination for Good Reason by Executive shall be an Event of Termination.

     (b) Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum in cash equal to three times (i) the highest annual rate of Base Salary paid to Executive at any time under this Agreement and (ii) the highest annual bonus and non-equity incentive compensation paid to the Executive over the most recent three calendar years prior to the Event of Termination; provided however, that, to the extent required by regulations or interpretations of the Office of Thrift Supervision, all severance payments under the Agreement shall be reduced not to exceed three (3) times Executive's average annual compensation (as defined in such regulations or interpretations) over the most recent five (5) taxable years. Such payment shall not be reduced in the event Executive obtains other employment following the Event of Termination. Notwithstanding the foregoing, in the event Executive is a "Specified Employee" (as defined in the Internal Revenue Code (the "Code")
Section 409A and the  regulations  thereunder) to the extent required under Code
Section 409A, no payment shall be made to Executive prior to the first day of the seventh month following the Event of Termination.

     (c) Upon the occurrence of an Event of Termination, the Bank shall provide at the Bank's expense, life and disability insurance coverage and non-taxable medical and dental insurance coverage substantially comparable to the coverage maintained by the Bank for Executive and his family prior to the Event of Termination, except to the extent such coverage may be changed in its application to all Bank employees. Such coverage shall cease upon the earlier of
(i) 36 months following the Event of Termination or (ii) Executive's obtaining substantially similar coverage from a new employer.


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5.   CHANGE IN CONTROL

     (a) In the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a change in control as defined in Code
Section 280G and that would be deemed to include an "excess parachute payment" under Code Section 280G or any successor thereto, then at the election of Executive, (i) such payments or benefits shall be payable or provided to Executive over the minimum period necessary to reduce the present value of such payments or benefits to an amount that is one dollar ($1.00) less than three times Executive's "base amount" under such Code Section 280G, or (ii) the payments or benefits to be provided under this Agreement shall be reduced to the extent necessary to avoid treatment as an excess parachute payment, with the allocation of the reduction among such payments and benefits to be determined by Executive. Notwithstanding anything in this subsection to the contrary, a change in control shall not be deemed to have occurred upon the conversion of the Company's mutual holding company parent to stock form, or in connection with any reorganization used to effect such a conversion.

6.   TERMINATION FOR DISABILITY OR DEATH.

     (a) Termination of Executive's employment based on "Disability" shall be construed to comply with Section 409A of the Internal Revenue Code and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank or the Company; or (iii) Executive is determined to be totally disabled by the Social Security Administration. The provisions of Sections 6(b) and (c) shall apply upon the termination of the Executive's employment based on Disability.

     (b) Executive shall be entitled to receive Base Salary earned until the date of Executive's termination of employment due to Disability, plus payment for unused vacation, personal leave, sick leave and other vested benefits, as well as payment under any short- or long-term disability plan maintained by the Bank.

     (c) The Bank shall cause to be continued life, disability, and non-taxable medical and dental insurance coverage substantially comparable to the coverage maintained by the Bank for the Executive prior to the termination of his employment based on Disability, except to the extent such coverage may be changed in its application to all Bank employees or not available on an individual basis to an employee terminated based on Disability. This coverage shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Bank; (ii) Executive's full-time employment by another employer; or (iii) Executive's death.

     (d) In the event of Executive's death during the term of this Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive's earned but unpaid Base Salary through Executive's date of death, and the Bank shall pay all premiums for six


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(6) months  following  Executive's  date of death for medical,  dental and other insurance benefits normally provided for Executive's family. Such payments are in addition to any other benefits that Executive's beneficiaries may be entitled to receive under any employee benefit plan maintained by the Bank for the benefit of Executive, including, but not limited to, the Bank's life insurance and tax-qualified and non-qualified retirement plans.

7.   TERMINATION UPON RETIREMENT.

     Termination of Executive's employment based on "Retirement" shall mean the Executive's voluntary termination of employment for retirement purposes at any time after Executive reaches age 55 or in accordance with any retirement policy established by the Board with Executive's consent with respect to him; provided, however, that "Retirement" does not include Executive's voluntary termination of employment for Good Reason after age 55 or involuntary termination of employment (other than for Cause) after age 55 if Executive is still employed after age 55, such that, upon Executive's voluntary termination of employment for Good Reason after age 55 or involuntary termination of employment (other than for Cause) after age 55, Executive shall be entitled to receive severance benefits as set forth in Sections 4(b) and (c). Upon termination of Executive based on Retirement, no amounts or benefits shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Bank and any other plans or agreements to which Executive is a party.

8.   TERMINATION FOR CAUSE.

     (a) The Bank may terminate Executive's employment at any time, but any termination other than termination for "Cause," as defined herein, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for "Cause." Termination for "Cause" shall mean termination because of Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank's Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies, that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Bank or the Company, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

     (b) For purposes of this Section 8, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Employer. Any act, or failure to act, based upon the direction of the Chief Executive Officer or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer.

     (c) The basis for  determining  whether Cause exists shall not be deemed to


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include any impact on the Company's or the Bank's business,  properties, assets, liabilities, results of operations, financial condition or business from (a) changes in thrift, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) changes in GAAP or regulatory accounting requirements applicable to thrifts, banks and their holding companies generally, or (c) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel in the United States.

     (d) Termination for Cause shall require the affirmative vote of a majority of the members of the Bank's Board, acting in good faith with respect to such termination, provided, however, that on or after the earliest date on which a change in control as defined in Section 5 occurs, such a determination shall require the affirmative vote of at least three fourths of the members of the Board acting in good faith and such vote shall not be made prior to the expiration of a 60-day period following the date on which the Board shall by written notice to the Executive, furnish him a statement of its grounds for proposing to make such determination, during which period the Executive shall be afforded a reasonable opportunity to make oral and written presentations to the members of the Board, and to be represented by his legal counsel at such presentations, or to refute the grounds for the proposed determination.

9.   RESIGNATION FROM BOARDS OF DIRECTORS.

     In the event of Executive's termination of employment for any reason, Executive's service as a director of the Bank or the Company, and any affiliate of the Bank or the Company shall immediately terminate. This Section 9 shall constitute a resignation notice for such purposes.

10.  NOTICE.

     (a) Any purported termination by the Bank for Cause shall be communicated by Notice of Termination to Executive. If, within thirty (30) days after any Notice of Termination for Cause is given, Executive notifies the Bank that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration, as provided in Section 20. Notwithstanding the pendency of any such dispute, the Bank shall discontinue paying Executive's compensation until the dispute is finally resolved in accordance with this Agreement. If it is determined that Executive is entitled to compensation and benefits under Section 4, the payment of such compensation and benefits by the Bank shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).

     (b) Any other purported termination by the Bank or by Executive shall be communicated by a "Notice of Termination" (as defined in Section 10(c)) to the other party. If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party


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that a dispute  exists  concerning the  termination,  the parties shall promptly proceed to arbitration as provided in Section 20. Notwithstanding the pendency of any such dispute, the Bank shall continue to pay Executive his Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause); provided, however, that such payments and benefits shall not continue beyond the date that is 24 months from the date the Notice of Termination is given. In the event the voluntary termination by Executive of his employment is disputed by the Bank, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to him pending resolution by arbitration, with interest thereon at the prime rate as published in The Wall Street Journal from time to time, if it
is  determined  in  arbitration  that  Executive's   voluntary   termination  of
employment was not taken in good faith and not in the reasonable belief that grounds existed for his voluntary termination. If it is determined that Executive is entitled to receive severance benefits under this Agreement, then any continuation of Base Salary and other compensation and benefits made to Executive under this Section 10 shall offset the amount of any severance benefits that are due to Executive under this Agreement.

     (c) For purposes of this Agreement, a "Notice of Termination" shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

11.  POST-TERMINATION OBLIGATIONS.

     (a) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any of its subsidiaries or affiliates.

12.  SOURCE OF PAYMENTS.

     All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive, and if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

13.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

14.  NO ATTACHMENT; BINDING ON SUCCESSORS.

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

15.  MODIFICATION AND WAIVER.

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.  REQUIRED PROVISIONS.

     (a) The Bank may terminate Executive's employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.

     (b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) [12 U.S.C.  ss.1818(e)(3)] or 8(g)(1) [12 U.S.C.  ss.1818(g)(1)]
of the Federal Deposit Insurance Act, the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

     (c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) [12 U.S.C.  ss.1818(e)(4)] or 8(g)(1) [12 U.S.C.  ss.1818(g)(1)]
of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (d) If the Bank is in default as defined in Section 3(x)(1) [12 U.S.C. ss.1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the Director of the Office of Thrift Supervision ("OTS") or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 U.S.C. ss.1823(c)] of the Federal Deposit
Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (f) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. ss. 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

17.  SEVERABILITY.

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.  HEADINGS FOR REFERENCE ONLY.

         The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.  GOVERNING LAW.

     This Agreement shall be governed by the laws of the State of Georgia but only to the extent not superseded by federal law.

20.  ARBITRATION.

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association's National Rules for the Resolution of Employment Disputes ("National Rules") then in effect. One arbitrator shall be selected by Executive, one arbitrator shall be selected by the Bank and the third arbitrator shall be selected by the arbitrators selected by the parties. If the arbitrators are unable to agree within fifteen (15) days upon a third arbitrator, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

21.  INDEMNIFICATION.

     (a) Executive shall be provided with coverage under a standard directors' and officers' liability insurance policy, and shall be indemnified for the term of this Agreement and for a period of six years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or any affiliate (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements (such settlements must be approved by the Board), provided, however, Executive shall not be indemnified or reimbursed for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 545.121 of the OTS Regulations and Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

     (b) Any indemnification by the Bank shall be subject to compliance with any applicable regulations of the OTS.

22.  NOTICE.

     For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

          To the Bank:        Atlantic Coast Bank
                              505 Haines Avenue
                              Waycross, Georgia 31501
                              Telephone: (912) 284-2211

          To the Company:     Atlantic Coast Federal Corporation
                              505 Haines Avenue
                              Waycross, Georgia 31501
                              Telephone: (912) 284-2211

          To Executive:       Robert J. Larison, Jr.
                              955 Registry Boulevard #320
                              St. Augustine, Florida 32092

                                   SIGNATURES

     IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed by its duly authorized representatives, and Executive has signed this Agreement, on the date first above written.

                                            ATLANTIC COAST BANK



May 12, 2010                                By: /s/ Charles E. Martin, Jr.
-----------------------------                   --------------------------------
Date                                            Chairman of the Board


                                            ATLANTIC COAST FEDERAL
                                            CORPORATION



May 12, 2010                                By: /s/ Charles E. Martin, Jr.
-----------------------------                   --------------------------------
Date                                            Chairman of the Board


                                            EXECUTIVE:



May 12, 2010                                /s/ Robert J. Larison, Jr.
-----------------------------               ------------------------------------
Date                                        Robert J. Larison, Jr.